Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, incorporated by reference in the Current Report on Form 8-K/A of Inverness Medical Innovations, Inc., event date June 26, 2007, as amended on July 20, 2007 with the Securities and Exchange Commission, and incorporated by reference in the prospectus of Inverness Medical Innovations, Inc. constituting a part of this Registration Statement on Form S-3 filed on or about August 8, 2007.

/s/ Ernst & Young LLP
San Diego, California
August 8, 2007